N E W S R E L E A S E
(For Immediate Release)

UNITEDHEALTH GROUP TO HOST 2020 INVESTOR CONFERENCE

MINNETONKA, MN. (November 25, 2020) – UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference with analysts and institutional investors virtually on Tuesday, December 1, 2020, beginning at 9:00 a.m. ET. Senior leaders will discuss how the Company is leading in the development of the next generation health system, advancing health care quality and outcomes for people, improving patient and physician experiences and working to reduce the total cost of health care. Management will also provide an overview of the Company’s outlook for its growth priorities and performance for 2021. In conjunction with the Investor Conference, an updated view of financial performance for 2020 and the initial outlook for 2021 will be released on the morning of Tuesday, December 1st at approximately 6:30 a.m. ET.

The Company will stream the presentations and management question and answer portion of this meeting and will make conference materials available on its Investor Relations page at www.unitedhealthgroup.com. A replay of the conference will be available on the Company web site.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health care company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.
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Investors:	Brett Manderfeld
Senior Vice President
952-936-7216

Media:	Matt Stearns
Senior Vice President
202-276-0085